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                                                                     EXHIBIT 5.2


                  [SILVER, FREEDMAN & TAFF, L.L.P. LETTERHEAD]




                               _____________, 1997



Franklin Bank, N.A.
24725 West Twelve Mile Road
Suite 210
Southfield, Michigan 48034

         Re: Franklin Bank, N.A. - Public Offering of up to 2,070,000 Shares of its [ ]% Noncumulative Preferred Stock, Series A (Liquidation Preference $10.00 per share)

Ladies and Gentlemen:

         We are acting as special counsel for Franklin Bank, N.A., a national bank (the "Bank"), in connection with the registration of an aggregate of up to 2,070,000 shares (including 270,000 shares subject to the Underwriters' over-allotment option) of the [ ]% Noncumulative Preferred Stock, Series A (Liquidation Preference $10.00 per share) of the Bank (the "Shares"). In connection with the registration, the Bank has filed a Registration Statement on Form S-11 (the "Form OC"), with the Office of the Comptroller of the Currency (the "OCC") for the purpose of registering the Shares under the rules and regulations of the OCC as set forth at Part 16 of Title 12 of the Code of Federal Regulations.

         As special counsel to the Bank, we are familiar with the corporate proceedings taken by the Bank in connection with the authorization and registration of the Shares.

         We have examined originals, or copies certified to our satisfaction, of such corporate records of the Bank, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Bank and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents and (ii) the filing with the OCC of a Supplemental Articles of Association, prior to the issuance of the Shares, incorporating thereby the Certificate of Designation establishing the Shares, each in the form filed as an exhibit to the Form S-11. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Bank and other appropriate persons and statements contained in the Form S-11.
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Franklin Bank, N.A.
___________, 1997
Page 2

         Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares have been duly authorized and, when certificates representing the Shares shall have been executed by proper officers of the Bank, authenticated by the transfer agent and registrar for the Shares and delivered to persons entitled thereto, the Shares will have been legally and validly issued, fully paid and nonassessable.

                                        Very truly yours,



                                        SILVER, FREEDMAN & TAFF, L.L.P.